EXHIBIT 10.33
                           GORDON EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement"), dated as of March 8, 2004, is made by and between Avenue Group, Inc., a Delaware corporation (the "Company"), and Steven Gordon, an individual currently residing at 32 Cedarhill Drive, Ottawa, Ontario, Canada ("Employee").

                                    RECITALS


         WHEREAS, Employee is experienced in the business of providing financial, capital markets, strategic planning, public relations, investor relations and management of general business and corporate financial matters in Canada (the "Services");

         WHEREAS, The Company desires to avail itself of Employee's experience, skills, knowledge and abilities and to engage the Employee on a non-exclusive basis as an employee of the Company in Canada;

         WHEREAS, Employee agrees to accept the employment by the Company pursuant to the terms and conditions set forth in the Agreement; and


         NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   AGREEMENTS

         Recitals. The Recitals of this Agreement are hereby incorporated into this Agreement as though fully restated herein.

         Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

         "Board" means the Board of Directors of the Company.

         "Cause" means, as used with respect to the involuntary termination of
Employee: Employee's conviction of either (x) a felony offense or (y) a crime of moral turpitude which is materially injurious to the Company (which for the purposes of this Section 2. shall include the Company's subsidiaries);

         actions by the Employee which are materially injurious to the Company and result from either, (y) Employee' continuous and material breach of this Agreement or (z) knowing and willful misfeasance materially injurious to the Company.

         "Incapacity" means the absence of the Employee from his employment or the inability of Employee to perform his essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

         Engagement.
         -----------

         The Company hereby engages Employee and Employee hereby accepts employment by the Company to render Services on behalf of the Company in Canada. The Services shall include but are not limited to:

         (i)      corporate finance advice;

         (ii)     strategic and financial planning; and

         (iii) in accordance with the requirements of existing law, assisting the Company in obtaining financing.

         It shall be expressly understood that Employee shall have no power to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company in any manner. Furthermore, Employee represents and warrants that it or the Company has or will obtain on a timely manner all licenses, permits or other authorizations required by governmental authorities to fully and faithfully perform the Services pursuant to this Agreement in compliance with applicable law.

         The Company hereby employs Employee as Director of Strategic Planning. Employee shall report to and be supervised by Levi Mochkin the Company's Chief Executive Officer and the Company's Secretary and Executive Vice President, Jonathan Herzog, or such other person(s) as the Board may designate (the "Supervisor") and shall carry out the responsibilities as normally associated with the position of Director of Strategic Planning and such other operational and other duties and responsibilities as the Supervisor may designate from time to time. Employee shall initially perform his services in Ottawa, Canada.

         Employee hereby accepts employment and agrees that during the term of this Agreement, he will devote to the Company and its subsidiaries' businesses as much time as is necessary to perform the Services. Employee shall not be involved in activities which materially interfere with Employee's satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement or the discharge of his duties pursuant to this Agreement.

         Employee represents that his employment with the Company does not conflict with any obligations he may have with any current or former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any proprietary or confidential materials or documents of a former employer, or any confidential information or property of a former employer.

         Compensation.
         -------------

                  (a) As full compensation for Employee's services during the Term of this Agreement, the Company agrees to pay Employee solely through the grant, as of the date of this Agreement, of non-transferable stock options (the "Options") to purchase up to an aggregate of Six Million Seven Hundred and Fifty Thousand (6,750,000) shares of Common Stock (the "Option Shares") of which: (a) options to purchase Two Million Two Hundred and Fifty Thousand (2,250,000) Options Shares (the "Plan Options") shall be granted to the Employee as of the date hereof pursuant to the Company's 2000 Stock Option Plan, as amended (the "Plan") and shall vest on the "Effective Date," as such term is defined in
Section 8 of the Option Agreement, attached hereto and made a part hereof as Exhibit A-1, and (b) the balance or options to purchase Four Million Five Hundred Thousand Shares (4,500,000) Option Shares (the "Other Option") shall be granted to the Employee as of the date hereof outside of the Plan and shall vest in twelve equal monthly installments commencing on the date of the Option Agreement, attached hereto and made a part hereof as Exhibit A-2. The Options shall contain such other terms and conditions as set forth in the Option Agreements between the Company and Employee dated as of the date hereof and attached hereto as Exhibit A-1 and A-2.

                  (b) Except as expressly set forth in this Section 4 or specifically set forth elsewhere in this Agreement, Employee shall not be entitled to receive any other compensation or benefits from the Company as a result of the performance of the Services hereunder. Employee expressly acknowledges and agrees that he shall not be entitled to any vacation or severance pay or benefits, nor the right to participate in or receive any profit-sharing, pension, life, health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company. In addition, the Company reserves the right to add, terminate and/or amend any existing benefit plans, policies, programs and/or arrangements for other employees during the term of this Agreement without any obligation to the Employee hereunder.

         Expenses. Subject to the prior approval of the Supervisor, during the Term of this Agreement the Company shall reimburse Employee for all reasonable travel, hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

         Term of Employment. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement and Employee's employment shall be for a period of three (3) years (the "Term"). Employee understands that the Company shall have no obligation to continue to employ the Employee after the expiration of the Term hereof. In addition, Employee's employment with the Company pursuant to this Agreement shall terminate prior to the end of the end of the Term upon the occurrence of any of the following events (the "Termination Date"): (a) The death of Employee;

                  (b) Employee voluntarily leaves the employ of the Company;

                  (c) The Incapacity of Employee;

                  (d) The Company terminates this Agreement for Cause;

                  (e) The Company terminates this Agreement for any reason other than as set forth in Sections 6(b), 6(d) or 6(f) hereof; or

                  (f) The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapters 7 or 11 of the Federal Bankruptcy Code.

                  In connection with the foregoing, Employee acknowledges and agrees that the Company has absolutely no obligations to Employee either expressed or implied except as set forth in this Agreement. Employee acknowledges and agrees that the Company has made no commitment to employ Employee beyond the Term hereof and may, prior to the expiration of the Term hereof, terminate Employee's employment hereunder without prior notice and "without cause" for any reason and at any time. All compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, use of telephones, Xeroxing or facsimile equipment, secretarial assistance and all incurring additional reimbursable expenses pursuant to Section 5 above.

         Ownership of Intellectual Property.
         -----------------------------------

         Intellectual Property shall be defined as all copyrights, patent rights, trademark rights, confidential information, and all other intangible proprietary rights, including all goodwill, claims and causes of action related thereto which arise from or are embodied in all services performed by or material created by Employee for the Company or its subsidiaries. Such services and materials may result in or be embodied in processes, designs, drawings, inventions, discoveries, improvements, technology, methodology, procedures, printed material, machine readable media, software, and business systems.

         Employee acknowledges and agrees that all right, title, and interest in all Intellectual Property hereafter created by Employee during Employee's employment Company or its subsidiaries shall be solely owned by the Company or such subsidiaries, as the case may be. With respect to copyrights in works created during Employee's employment pursuant to this Agreement, such works shall be deemed works made for hire.

         In addition to the ownership of the Intellectual Property, Employee agrees that the Company does and shall own all physical and tangible embodiments of the Intellectual Property.

         Further Assurances. Employee agree to perform all acts, and execute, acknowledge and deliver all documents and instruments, the Company deems necessary or desirable to secure or confirm any right of the Company to the Intellectual Property, including, but not limited to, the execution and delivery of appropriate assignments.

         Protection of Confidential Information
         --------------------------------------

         Confidential Information shall be defined to include confidential information, proprietary information, trade secrets, and other business, technical, and commercial information with respect to the Company and its subsidiaries, including but not limited to financial information, preliminary concepts, marketing proposals, branding strategies, creative designs and concepts, technical data, internet designs, software, know-how, technology, formulae, research, personnel data, product plans, products, customer technical requirements, services, customers, employee lists, customer lists, business prospects and projects, operations, markets, developments, inventions, processes, designs, drawings, engineering, apparatus, techniques, marketing, forecasts, business strategy, finances, contracts, documents, memoranda, diaries, notes and observations, whether prepared by Employee or others.

         All Confidential Information acquired by Employee from Company or its subsidiaries or created by Employee for the Company or its subsidiaries shall be solely owned by the Company or such subsidiary, as the case may be.

         During the Term hereof and after the Termination of Employee's employment with the Company for any reason whatsoever, Employee shall not, without the prior written consent of the Company in each instance or except only as otherwise required by compulsory legal process (after prior detailed written notice thereof to the Company and the assertion of all available defenses and privileges), disclose, use, reveal, divulge or make known, or cause or permit to be disclosed, used, revealed, divulged or made known to or used by anyone, any Confidential Information.

         Without limiting the generality of the foregoing, Employee shall not act in any way as a source for, contribute to, participate in, encourage, confirm, corroborate or authenticate any news or media report relating to Confidential Information including, but not limited to, by way of any article or news story.

         Employee shall not remove from the Company's premises (except to the extent such removal is for the purpose of the performance of Employee's duties hereunder at home or while traveling, or except as otherwise specifically authorized by the Company) any Confidential Information.

         All media in which any Confidential Information is recorded or stored, and which is at any time within Employee's possession or control, immediately shall be delivered to the Company on the Termination Date, or at any other time, upon request by the Company, and Employee shall make no copy or other reproduction thereof.

         Non-Competition and Non-Solicitation. During the Term of this Agreement, except as permitted by the Company's expressed and specific prior written consent, which consent shall not be unreasonably withheld, Employee shall not, render services to, manage or operate any competitor of the Avenue Energy, Inc. As used in this Section, the verb "employ" shall include its variations, for example, "retain" or "engage."

         Equitable Remedies. In the event of a breach or threatened breach by Employee of any of his obligations under Sections 7, 8, 9 and 10 of this Agreement, Employee acknowledges and agrees that it would be difficult to measure damage to the Company for any breach by Employee of the promises set forth in the aforementioned Sections of this Agreement and that injury to the Company from any such breach would be impossible to calculate, and that money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he breached any of the aforementioned Sections of this Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee without showing or proving any actual damage sustained by the Company. In connection therewith, it is mutually agreed between Employee and the Company that, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Employee from any continuing violation or breach of this Agreement.

         Company Office and Taxes.
         -------------------------

                  (a) Employee agrees to be take such actions as may be necessary and shall be responsible for taking such required steps (including obtaining all necessary Licenses) in order to establish an office in Ottawa, Canada for the Employee to render his Services hereunder.

                  (b) Employee agrees to be responsible for all Canadian or US federal, provincial, federal, state or local taxes arising out of or relating to Issuer's grant or Employee's exercise of the Options, including but not limited to any employer or employee withholding taxes which may become due with respect thereto ("Taxes") and agrees to indemnify the Issuer against any claims, losses, damages, charges or judgments or any kind whatsoever relating to such Taxes. Issuer shall be entitled to deduct from Employee's salary withholding taxes, if any, due upon the exercise of all or any portion of the Options at the applicable rate.

         Assignment. The rights granted hereunder to Employee are personal in nature. Any purported transfer of any such rights, by operation of law or otherwise, not specifically authorized pursuant to this Agreement shall be void and shall also constitute a breach of this Agreement.

         Arbitration.
         ------------

         Binding Arbitration. With the exception of the Company's right to enforce the provisions found in Section 7, 8, 9 and10 of this Agreement pursuant to Section 11 hereof, any and all disputes arising out of or relating to this Agreement, including the actions or failure to act by Employee hereunder, the termination of this Agreement, any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. All claims, disputes, or controversies (any or all of which shall hereinafter be referred to as the "Dispute" or the "Disputes") arising between the parties hereto with respect to the making, construction, terms, or interpretation of this Agreement or any breach thereof, or the rights or obligations of any party hereto or thereto, the Dispute shall, in lieu of court action, be submitted to mandatory, binding arbitration upon written demand of either party in accordance with the procedures set forth below.

         Form of Demand. Notice of the demand for arbitration shall be served by mail upon the party against whom arbitration is sought. Said notice shall be in conformity with Section 15(e) of this Agreement. The demand shall set forth a reasonable description of the issues to be submitted to arbitration, the amount involved, if any, to the extent known, if any, and the relief sought (the "Demand").

         Type of Arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the Uniform Arbitration Act adopted by the State of California (hereinafter the "AAA").

         Selection of the Arbitrator. Within ten (10) days after service of the Demand, the party seeking arbitration shall file the following items with the office of the AAA nearest to the location of the arbitration and shall copy the non-initiating party by certified mail: (i) the Demand; (ii) three (3) copies of this arbitration provision; and (iii) a detailed statement of the Dispute and, if known and the remedy or remedies sought. The submission shall request that the AAA submit to the parties a list of at least three available (3) disinterested arbitrators who have no prior dealings (other than prior service as an arbitrator) with either of the parties. The parties shall jointly select one (1) of the proposed arbitrators. If no agreement is reached as to the selection of the arbitrator, the parties may request that the AAA recommend at least three (3) additional arbitrators with the above stated qualifications. If the parties cannot agree on one (1) arbitrator from among the second group proposed by the AAA, the AAA shall appoint one (1) of the six (6) previously designated persons to serve a arbitrator.

         Evidence. The parties agree that the discovery and the admissibility of evidence in the arbitration shall conform with the rules of evidence as set forth in the California Code of Civil Procedure.

         Location of Hearing. Each Party hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense to said venue.

         Arbitrator Compensation; Costs of Arbitration. Except for the costs and expenses of the arbitrator and the administration fees of the arbitration, which shall be borne by the Company. all fees and expenses incurred by the Company and Employee (including but not limited to all attorney's and other professional fees and expenses) with respect to the arbitration, which shall be borne by party incurring such expenses.

         Limitation On Relief Awardable. The sole forms of relief awardable by the arbitrators shall be to: issue a declaratory judgment on the construction and/or interpretation of any clause in the Agreement; and/or award actual money damages plus, if the arbitrator deems appropriate, pre-award and post award interest at the prime rate, as reported in the Wall Street Journal, Western Edition, plus 100 basis points, from the time when such amounts became due until paid. The arbitrator shall have no authority or power to grant, and no party shall seek, any award of punitive or exemplary or like damages.

         Decision of the Arbitrator and Entry of Judgment. The arbitrator's decision shall be in writing, setting forth the reasons and grounds for the arbitrator's decision. The arbitrator's decision shall be final and binding upon, and enforceable as to, the parties. Judgment on the arbitration award may be entered in a court having jurisdiction over the matter.

         Payment of Award; Performance of Obligations. The party against whom the award is rendered shall pay any monetary award and/or comply with any other order of the arbitrator within five (5) Business Days of the entry of judgment on the award, or take an appeal, to the extent that appeals of binding arbitration are permitted under the AAA procedures.

         CONSENT TO ARBITRATION. BY INITIALING IN THE SPACE BELOW, THE COMPANY AND EMPLOYEE ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY THE LAWS OF THE STATE OF CALIFORNIA AND THE COMPANY AND EMPLOYEE ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW THE COMPANY AND EMPLOYEE ARE GIVING UP THEIR RESPECTIVE JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF CALIFORNIA. EMPLOYEE AGREES THAT EMPLOYEE'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

                  WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION OF THIS AGREEMENT TO NEUTRAL ARBITRATION.

         EMPLOYEE'S  INITIALS ______
         COMPANY'S INITIALS   ______

         Miscellaneous.
         --------------

         This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.

         Except as expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior understandings or agreements of the parties with respect to the subject matter hereof.

         This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.

         Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

         Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either personally by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business. Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.

         Employee acknowledges that: (i) he has been advised by the Company that this Agreement affects his legal rights and to seek the advice of his legal counsel prior to executing it and (ii) has had the opportunity to consult with his own legal counsel in connection with the negotiations of the terms of this Agreement, his rights with respect hereto and the execution hereof.

         A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

         The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

         This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                               COMPANY:


                               Avenue Group, Inc.,
                               a Delaware corporation


                               /s/ Jonathan Herzog
                               ----------------------------
                           By:     Jonathan Herzog
                                   Executive Vice President


                               EMPLOYEE:


                               /s/ Steven Gordon
                               -----------------
                                   Steven Gordon